UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2005

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991	I.R.S. Employer Identification No: 58-2189551

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 251-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material definitive Agreement.

The text set forth below under Item 2.03 is incorporated into this Item by this reference.

Item 2.03. Creation of a Direct Financing Obligation or an Obligation under an Off-Balance Sheet Agreement of a Registrant.

On December 7, 2005, AirTran Airways, Inc. (the “Company”), a wholly-owned subsidiary of AirTran Holdings, Inc., entered into a financing arrangement with HSH Nordbank AG, New York Branch, and Norddeutsche Landesbank Girozentrale (the “PDP Facility”). The PDP Facility is intended to fund a portion of the Company’s obligations to make pre-delivery payments in respect of certain of the Boeing model 737-700 aircraft currently on firm order and having delivery positions in 2007 and 2008 (the “Aircraft”). The pre-delivery payments so financed are payments required to be made by the Company pursuant to its July 2003 agreement with The Boeing Company (“Boeing”) for, among other things, the purchase of twenty-eight Boeing model 737 aircraft and options to acquire an additional fifty Boeing model 737 aircraft (the “Aircraft Purchase Agreement”).

The PDP Facility entitles the Company to make drawings thereunder in an aggregate amount up to $65 million and is secured by certain of the Company’s rights and interest in and to the Aircraft Purchase Agreement, but only to the extent related to the Aircraft. On December 7, 2005, the Company made an initial drawing under the PDP Facility of approximately $14.5 million, which is equivalent to a portion of the pre-delivery payments previously made by the Company for Aircraft through such date. Under the PDP Facility, the Company is entitled to make additional drawings up to an amount equal to a portion of the Company’s remaining pre-delivery payment obligations for the Aircraft. The Company intends to make additional drawings in amounts sufficient to satisfy a portion of its pre-delivery payment obligations to Boeing in respect of the Aircraft on the due dates thereof. In connection with entering into the PDP Facility, the Company agreed to pay customary commitment and related fees. Drawings made under the PDP Facility will accrue interest, payable monthly, at a floating rate per annum above one-month LIBOR. On the later of (1) the delivery date of an Aircraft and (2) three months following the last day of the scheduled delivery month of an Aircraft, the Company is required to pay principal in an amount equal to the drawings made in respect of pre-delivery payments for such Aircraft, together with any accrued and unpaid interest thereon. The PDP Facility is scheduled to mature on the earlier of the date the last Aircraft subject to the PDP Facility is delivered to the Company by Boeing and April 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirTran Holdings, Inc.
(Registrant)

Date: December 12, 2005	/s/ Stanley J. Gadek
Stanley J. Gadek Senior Vice President, Finance, Treasurer and Chief Financial Officer (Principal Accounting and Financial Officer)